EXHIBIT 99.1


NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Harland E. Priddle, Chairman
First American Capital Corporation
785/267-7077 or 620/664-3304


          FIRST AMERICAN CAPITAL SLATE OF DIRECTORS WINS PROXY CONTEST



Topeka, Kan. -- August 12, 2003. First American Capital Corporation announced today that the slate of nominees proposed by management to serve as directors of First American has been certified as the winner in the proxy contest launched in April by a shareholder group financed by Citizens, Inc. of Austin, Texas. Certification of the final results of the June 2, 2003 election had been delayed due to a May 31, 2003 temporary restraining order issued by the District Court of Shawnee County, Kan., which was only recently dissolved.

Elected to First American Capital's Board of Directors are: Paul E. "Bud" Burke of Lawrence, Kan.; Edward D. Carter of Lawrence, Kan.; Thomas M. Fogt of Overland Park, Kan.; Kenneth E. Frahm of Colby, Kan.; Stephen J. Irsik, Jr. of Ingalls, Kan.; John G. Montgomery of Junction City, Kan.; Harland E. Priddle of Haven, Kan.; and Gary E. Yager of Topeka, Kan.

"We are pleased with the results of the election and the expression of confidence of the shareholders in allowing the management-nominated Board of Directors to serve for the coming year. We are anxious to devote our full attention to the company's business," stated Harland Priddle, Chairman.

The lifting of the restraining order was part of a settlement reached on August 8, 2003 by First American Capital, the First American Committee for Protection of Shareholder Value, Citizens, Harold Riley, Mark Oliver, Michael Fink and Rickie D. Meyer with respect to the proxy contest.

Under the settlement, Fink and Meyer agreed to dismiss their lawsuit against First American pending in the District Court and to dissolve the restraining order. Citizens, Riley and Oliver agreed, as part of the settlement, to withdraw their pending application to the Kansas Insurance Department seeking the Department's approval to a change of control of First American.

Other material terms of the settlement, include: (i) First American's agreement to dismiss its counterclaims in the lawsuit; (ii) the Committee's agreement to dissolve; (iii) Riley's and


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Oliver's agreements to revoke an irrevocable proxy granted to them by Fink,
Meyer and others; (iv) Citizens' agreement not to acquire, directly or indirectly, any securities of First American for a period of two years; and (v) the parties' release of certain claims against the others.

First American Capital is a regional life insurance holding company founded in 1996 and financed by Kansans who invested $13,750,000.

Statements contained in this release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. First American assumes no obligation to update the information contained in this release.







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